EXHIBIT 12.1

                              KANSAS CITY SOUTHERN
                            AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                            Years Ended December 31st                        Six Months Ended June
                                                                                                                      30th
                                         ---------------------------------------------------------------  -------------------------
                                            2003         2002          2001       2000         1999          2004         2003
                                         -----------  ------------  -----------  ---------- ------------  -----------  ------------

Pretax income/(loss) from continuing
operations, excluding equity in
earnings of unconsolidated affiliates      $  (10.5)      $  20.7      $   6.8     $ (2.0)      $  12.0      $  14.2       $   0.6

Interest Expense on Indebtedness               46.4          45.0         52.8        65.8         57.4         21.7          23.2

Portion of Rents Representative
 of an Appropriate Interest Factor

                                               19.1          18.3         18.9        19.4         18.0          9.7           9.5

Distributed income of equity investments          -                        3.0         5.0            -          8.8             -
                                                                -
                                         -----------  ------------  -----------  ---------- ------------  -----------  ------------

Income (Loss) as Adjusted                   $  55.0       $  84.0      $  81.5     $  88.2      $  87.4      $  54.4       $  33.3
                                         -----------  ------------  -----------  ---------- ------------  -----------  ------------

Fixed Charges:

Interest Expense on Indebtedness            $  46.4       $  45.0      $  52.8     $  65.8      $  57.4      $  21.7       $  23.2

Capitalized Interest                              -           1.7          4.2           -            -            -             -

Portion of Rents Representative
 of an Appropriate Interest Factor             19.1          18.3         18.9        19.4         18.0          9.7           9.5

Preferred Security Dividend as defined by
Item 503(d)(B)of Regulation S-K                 7.7           0.4          0.4         0.4          0.4          7.1           2.3
                                         -----------  ------------  -----------  ---------- ------------  -----------  ------------
  Total Fixed Charges                       $  73.2       $  65.4      $  76.3     $  85.6      $  75.8      $  38.5       $  35.0
                                         -----------  ------------  -----------  ---------- ------------  -----------  ------------

RATIO OF EARNINGS TO FIXED CHARGES               -  A        1.28         1.07        1.03         1.15         1.41            - B
                                         ===========  ============  ===========  ========== ============  ===========  ============


Note: Excludes amortization expense on debt discount due to immateriality

     A For the year ended December 31, 2003, the ratio of earnings to fixed charges was less than 1:1. the ratio of earnings to fixed charges would have been 1:1 if a deficiency of $18.2 million was eliminated.

     B For the six months ended June 30, 2003, the ratio of earnings to fixed charges was less than 1:1. the ratio of earnings to fixed charges would have been 1:1 if a deficiency of $1.7 million was eliminated.